CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 23, 2019, relating to the financial statements and financial highlights of Dean Small Cap Value Fund and Dean Mid Cap Value Fund, each a series of Unified Series Trust, for the year ended March 31, 2019, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 26, 2019